Exhibit 99.1

Press Release

November 10, 2010	Contact Information:

For Immediate Release	Michael H. Shapiro
Vice President and Chief Financial Officer
414.643.3000
Rexnord LLC Reports Second Quarter Results for Fiscal 2011
Call scheduled for Friday, November 12, 2010 at 10:00 a.m. Eastern Time
MILWAUKEE, WI - November 10, 2010
Second Quarter Highlights:

•	Second quarter sales were $412 million, an increase of $43 million, or 12%, compared with the prior year second quarter. Core sales growth was 12% in the quarter.

•
Second quarter income from operations improved to $53 million, an increase of 38% from the prior year second quarter; income from operations as a percent of net sales increased 250 basis points year-over-year to 12.8%.

•
Second quarter Adjusted EBITDA increased $13 million from the prior year second quarter to $81 million; Adjusted EBITDA as a percentage of sales increased 110 basis points year-over-year to 19.7% of sales.

•	Net debt leverage ratio at the end of the second quarter was 6.0x compared to 6.7x at March 31, 2010 with senior secured leverage ratio at 1.48 to 1.0 compared to 1.84 to 1.0 at March 31, 2010.

•	Cash balances were $310 million at October 2, 2010. Total liquidity (cash plus available borrowings) at October 2, 2010 was $525 million, an increase of $54 million from March 31, 2010.
“Rexnord continued to deliver solid core growth and margin expansion in our fiscal second quarter. The combination of investments we've made to drive growth, the operational excellence initiatives we've implemented through the deployment of the Rexnord Business System and focused cost reductions are delivering the results we expected over the first half of our fiscal year,” commented Todd A. Adams, President and Chief Executive Officer.
Second Quarter 2011 Segment Highlights
Process and Motion Control
Process and Motion Control sales in the second quarter of fiscal 2011 were $282.1 million, an increase of $43.7 million, or 18%, from the prior year second quarter. Core sales in Process and Motion Control increased 20% as foreign currency translation unfavorably impacted net sales by $3.2 million, or 2%, during the second quarter. The year-over-year increase in net sales was driven by share gains across many of our businesses, accelerated international growth and improving end-market demand across our business in North America.
Process and Motion Control Adjusted EBITDA in the second quarter of fiscal 2011 increased $15.6 million, or 33%, to $62.6 million and Adjusted EBITDA as a percentage of sales increased 250 basis points to 22.2% of sales due to the benefit of increased leverage on higher year-over-year sales volume and other productivity gains, which were partially offset by higher material costs and investments in new product development and international growth initiatives.

Water Management
Water Management sales in the second quarter of fiscal 2011 were $130.2 million, a decrease of $1.1 million, or 1%, from the prior year second quarter. Core sales contracted 1% in the quarter. The year-over-year decline in sales was entirely the result of lower shipments within our water and waste water end-markets compared to the prior year driven by a lower backlog of shippable projects in the second quarter compared to a year ago. In the quarter, orders within the water and waste water end-markets increased 22% over the prior year.

Water Management Adjusted EBITDA in the second quarter of fiscal 2011 decreased $3.6 million, or 12%, to $25.6 million and Adjusted EBITDA as a percentage of sales decreased 250 basis points to 19.7% of sales as a result of an increase in material costs and the reduced shipments in our water and wastewater end-markets.
EBITDA, Adjusted EBITDA and Free Cash Flow
Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.
Adjusted EBITDA corresponds to “EBITDA” in the Company's credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the table below entitled “Reconciliation of EBITDA and Adjusted EBITDA.” Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.
We define Free Cash Flow as cash flow from operations less capital expenditures.

About Rexnord
Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Process and Motion Control and Water Management, with approximately 5,800 employees worldwide. Our Process and Motion Control products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.
Conference Call Details
Rexnord will hold a conference call on Friday, November 12, 2010 at 10:00 a.m. Eastern Time to discuss its fiscal 2011 second quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Vice President and CFO, Michael Shapiro, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 800-768-6490
International toll #: 785-830-7987
Access Code: 3284016
The web presentation can be accessed via the following web link:
Meeting URL: https://www119.livemeeting.com/cc/vcc/join
Meeting ID: w3284016
Entry Code: A328401
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 p.m. Eastern Time, November 12, 2010 until 1:00 p.m. Eastern Time, November 26, 2010. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 3284016.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009
Net sales	$412.3	$369.7	$819.6	$737.6
Cost of sales	267.3	245.0	533.4	498.3
Gross profit	145.0	124.7	286.2	239.3
Selling, general and administrative expenses	80.3	73.8	159.8	149.8
Restructuring and other similar charges	—	0.8	—	3.2
Amortization of intangible assets	12.0	12.0	24.0	24.1
Income from operations	52.7	38.1	102.4	62.2
Non-operating income (expense):
Interest expense, net	(43.3)	(46.8)	(88.6)	(91.1)
Loss on the extinguishment of debt	—	—	(100.8)	—
Other income, net	20.4	8.1	1.9	7.1
Income (loss) before income taxes	29.8	(0.6)	(85.1)	(21.8)
Provision (benefit) for income taxes	6.0	(5.1)	7.4	(2.3)
Net income (loss)	$23.8	$4.5	$(92.5)	$(19.5)

RBS Global, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	October 2, 2010	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$309.9	$263.2
Receivables, net	252.9	234.1
Inventories, net	300.6	273.8
Other current assets	35.3	29.4
Total current assets	898.7	800.5
Property, plant and equipment, net	359.8	376.2
Intangible assets, net	668.9	688.5
Goodwill	1,015.5	1,012.2
Insurance for asbestos claims	86.0	86.0
Other assets	33.1	51.8
Total assets	$3,062.0	$3,015.2
Liabilities and stockholders' (deficit) equity
Current liabilities:
Current portion of long-term debt	$13.2	$5.3
Trade payables	150.9	135.3
Compensation and benefits	52.3	58.7
Current portion of pension and postretirement benefit obligations	6.2	6.1
Interest payable	50.6	30.2
Other current liabilities	95.5	80.3
Total current liabilities	368.7	315.9

Long-term debt	2,211.2	2,123.9
Pension and postretirement benefit obligations	129.2	137.5
Deferred income taxes	249.9	249.9
Reserve for asbestos claims	86.0	86.0
Other liabilities	50.9	47.8
Total liabilities	3,095.9	2,961.0

Stockholders' (deficit) equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid-in capital	536.3	533.6
Retained deficit	(472.3)	(379.8)
Accumulated other comprehensive loss	(98.0)	(99.7)
Total stockholders' (deficit) equity	(33.9)	54.2
Total liabilities and stockholders' (deficit) equity	$3,062.0	$3,015.2

RBS Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Six Months Ended
	October 2, 2010	September 26, 2009
Operating activities
Net loss	$(92.5)	$(19.5)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	28.3	29.2
Amortization of intangible assets	24.0	24.1
Amortization of deferred financing costs	4.0	5.5
Loss on dispositions of property, plant and equipment	1.4	0.2
Equity in earnings of unconsolidated affiliates	(4.0)	(0.3)
Other non-cash credits	(3.6)	(17.7)
Loss on debt extinguishment	100.8	—
Stock-based compensation expense	2.7	3.0
Changes in operating assets and liabilities:
Receivables	(16.3)	35.0
Inventories	(22.0)	51.9
Other assets	(2.0)	2.8
Accounts payable	14.5	(35.2)
Accruals and other	20.2	1.1
Cash provided by operating activities	55.5	80.1
Investing activities
Expenditures for property, plant and equipment	(11.4)	(9.3)
Proceeds from sale of unconsolidated affiliate	0.9	—
Acquisitions, net of cash	1.2	—
Cash used for investing activities	(9.3)	(9.3)
Financing activities
Proceeds from borrowings of long-term debt	1,145.0	—
Repayments of long-term debt	(1,069.6)	(114.6)
Proceeds from borrowings of short-term debt	1.6	—
Payment of deferred financing fees	(14.6)	(4.9)
Payment of tender premium	(63.5)	—
Cash used for financing activities	(1.1)	(119.5)
Effect of exchange rate changes on cash and cash equivalents	1.6	5.3
Increase (decrease) in cash and cash equivalents	46.7	(43.4)
Cash and cash equivalents at beginning of period	263.2	277.5
Cash and cash equivalents at end of period	$309.9	$234.1

RBS Global, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
Second quarter
(in millions)
(Unaudited)

	Quarter Ended
(in millions)	October 2, 2010	September 26, 2009
Net income	$23.8	$4.5
Interest expense, net	43.3	46.8
Income tax provision (benefit)	6.0	(5.1)
Depreciation and amortization	26.0	26.7
EBITDA	$99.1	$72.9

Adjustments to EBITDA (1)
Restructuring and other similar costs	—	0.8
Stock option expense	1.4	1.7
LIFO expense	1.0	1.3
Other income, net	(20.4)	(8.1)
Subtotal of adjustments to EBITDA	(18.0)	(4.3)
Adjusted EBITDA	$81.1	$68.6
Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)    Adjustments to EBITDA
We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other income, net for the quarter ended October 2, 2010, consists of management fee expense of $0.7 million, loss on the sale of fixed assets of $1.1 million, income in unconsolidated affiliates of $3.8 million (including a $3.4 million gain recorded as a result of our step acquisition of 100% of the voting shares in Mecánica Falk S.A. de C.V. ("Mecánica Falk") on August 31, 2010), foreign currency transaction gains of $18.6 million and other miscellaneous losses of $0.2 million. Other income, net for the quarter ended September 26, 2009, consists of management fee expense of $0.7 million, loss on the sale of fixed assets of $0.2 million, foreign currency transaction gains of $9.1 million, income in unconsolidated affiliates of $0.3 million and other miscellaneous losses of $0.4 million.

RBS Global, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
Six Months Ended
(in millions)
(Unaudited)

	Six Months Ended
(in millions)	October 2, 2010	September 26, 2009
Net loss	$(92.5)	$(19.5)
Interest expense, net	88.6	91.1
Income tax provision (benefit)	7.4	(2.3)
Depreciation and amortization	52.3	53.3
EBITDA	$55.8	$122.6

Adjustments to EBITDA (1)
Restructuring and other similar costs	—	3.2
Loss on extinguishment of debt	100.8	—
Stock option expense	2.7	3.0
Impact of inventory fair vlaue adustmenets	—	0.3
LIFO expense	2.0	2.5
Other income, net	(1.9)	(7.1)
Subtotal of adjustments to EBITDA	103.6	1.9
Adjusted EBITDA	$159.4	$124.5
Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)    Adjustments to EBITDA
We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other income, net for the six months ended October 2, 2010, consists of management fee expense of $1.5 million, loss on the sale of fixed assets of $1.4 million, income in unconsolidated affiliates of $4.0 million (including a $3.4 million gain recorded as a result of our step acquisition of 100% of the voting shares in Mecánica Falk on August 31, 2010), foreign currency transaction gains of $1.0 million and other miscellaneous losses of $0.2 million. Other income, net for the six months ended September 26, 2009, consists of management fee expense of $1.5 million, transaction costs associated with the April 2009 debt exchange offer of $6.0 million, foreign currency transaction gains of $14.8 million, loss on the sale of fixed assets of $0.2 million, income in unconsolidated affiliates of $0.3 million and other miscellaneous losses of $0.3 million.

RBS Global, Inc. and Subsidiaries
Supplemental Data
(in millions)
(Unaudited)

	Fiscal 2011
	Q1	Q2	Q3	Q4	Total
Net sales
Process and Motion Control	$265.5	$282.1			$547.6
Water Management	141.8	130.2			272.0
Corporate	—	—			—
Total	$407.3	$412.3			$819.6

Adjusted EBITDA
Process and Motion Control	$55.0	$62.6			$117.6
Water Management	30.2	25.6			55.8
Corporate	(6.9)	(7.1)			(14.0)
Total	$78.3	$81.1			$159.4

Adjusted EBITDA %
Process and Motion Control	20.7%	22.2%			21.5%
Water Management	21.3%	19.7%			20.5%
Total (including Corporate)	19.2%	19.7%			19.4%

	Fiscal 2010
	Q1	Q2	Q3	Q4	Total
Net sales
Process and Motion Control	$234.4	$238.4	$246.4	$284.5	$1,003.7
Water Management	133.5	131.3	119.3	122.2	506.3
Corporate	—	—	—	—	—
Total	$367.9	$369.7	$365.7	$406.7	$1,510.0

Adjusted EBITDA
Process and Motion Control	$37.4	$47.0	$51.6	$70.5	$206.5
Water Management	27.1	29.2	23.2	22.8	102.3
Corporate	(8.6)	(7.6)	(6.3)	(6.2)	(28.7)
Total	$55.9	$68.6	$68.5	$87.1	$280.1

Adjusted EBITDA %
Process and Motion Control	16.0%	19.7%	20.9%	24.8%	20.6%
Water Management	20.3%	22.2%	19.4%	18.7%	20.2%
Total (including Corporate)	15.2%	18.6%	18.7%	21.4%	18.5%